Exhibit T3C-2

EXCHANGE OFFERING PROMISSORY NOTE

$[_____________]	New York, New York
As of [__________], 2014

This Exchange Offering Promissory Note (this “Note”) is a Global Note, as such term is defined in that certain Indenture date as of ________ __, 2014 (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Exchange Offering Indenture”), between IMH Financial Corporation, a Delaware corporation, having an address at 7001 N. Scottsdale Road, #2050, Scottsdale, AZ 85253 (“Maker”) and U.S. Bank National Association, acting in its capacity as trustee (or its successor under the Exchange Offering Indenture, “Exchange Offering Indenture Trustee”).
FOR VALUE RECEIVED, Maker promises to pay to U.S. Bank National Association, having an address at 101 N. First Avenue, Suite 1600, Phoenix, Arizona 85003, acting in its capacity as Custodian for the Noteholders (as such terms are defined in the Exchange Offering Indenture) (“Payee”), at said office, or at such place in the United States of America as may be designated from time to time in writing by Payee, the principal sum of [_____________] ($[_____________]) in lawful money of the United States of America (the “Exchange Offering Principal Balance”), issued under and pursuant to the Exchange Offering Indenture, with interest thereon at the Interest Rate (as hereinafter defined in Section 1 of this Note) from and including the date of this Note to, but not including, the date this Note is paid in full, calculated in the manner hereinafter set forth, as follows:
(i)    interest on the Exchange Offering Principal Balance, less prior payments of principal expressly permitted hereunder, at the Interest Rate shall be due and payable, in arrears, in immediately available funds on [_____________], 2014, and on the first Business Day (hereinafter defined) of each January, April, July, and October during the term of this Note (each such date, a “Quarterly Payment Date”);
(ii)    subject to the terms of Section 2, fifty percent (50%) of the unpaid Exchange Offering Principal Balance shall be due and payable on [_________], 20181 (the “Required Prepayment Date”); and
(iii)    the entire unpaid portion of the Exchange Offering Principal Balance, together with all interest accrued and unpaid thereon at the Interest Rate and all other sums due under this Note, shall be due and payable in immediately available funds on the earlier to occur of (x) [_____], 20192 or (y) the date upon which Maker consummates an initial public offering generating proceeds net of underwriting commissions and discounts in an amount not less than One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) (the earlier of the foregoing (x) and (y), the “Stated Maturity Date”). Maker will provide written notice to the Exchange Offering Indenture Trustee prior to any such Stated Maturity Date in accordance with the Exchange Offering Indenture. The term “Business Day” shall mean any day other than a Saturday, a Sunday, or a legal holiday on which national banks are not open for general business in the State of New York.
1 Four year prepayment date.
2 Five year maturity.

16344462.9                1

Exhibit T3C-2

1.All interest on the Exchange Offering Principal Balance shall be calculated in the manner hereinafter set forth from and including the date of this Note to, but not including, the date this Note is paid in full. The entire unpaid Exchange Offering Principal Balance shall bear interest at the Interest Rate. The term “Interest Rate” shall mean a rate per annum equal to four percent (4%). The Interest Rate shall be calculated on the basis of the actual number of days elapsed over a 360 day calendar year. Interest that accrues on the Exchange Offering Principal Balance at the Interest Rate is herein referred to as “Interest.”
2.    Subject to Section 3, as applicable: (i) on the Stated Maturity Date, Maker shall pay to Payee the unpaid Exchange Offering Principal Balance, all unpaid Interest and any and all other amounts of any nature that may or shall then be due and payable by Maker to Payee pursuant to the provisions of this Note; and (ii) on the Required Prepayment Date, Maker shall prepay to Payee fifty percent (50%) of the unpaid Exchange Offering Principal Balance, together with accrued and unpaid Interest thereon, provided, that, the obligation to make such prepayment shall not be effective unless each of the following conditions precedent are satisfied on the last day of the month that is two months before the Required Prepayment Date (the “Prepayment Test Date”):
(a)    Maker shall possess cash or Cash Equivalents (hereinafter defined) in an amount greater than the sum of (x) Ten Million and 00/100 Dollars ($10,000,000.00), and (y) the product of (i) two (2), multiplied by (ii) the trailing net operating expenses for the twelve (12) months prior to the Prepayment Test Date as determined in accordance with GAAP (hereinafter defined). “Cash Equivalents” shall mean, collectively, (a) securities issued or directly and fully guaranteed or insured by the United States and its agencies and instrumentalities (provided that the full faith and credit of the United States is pledged in support thereof) maturing within three hundred sixty-five (365) days of the date of purchase, (b) commercial paper and variable or fixed rate notes issued or guaranteed by banks of the type described in the succeeding clause (c) (or by the parent company thereof), or by domestic corporations, each of which domestic corporations shall have a consolidated net worth of at least $500,000,000 and conduct substantially all of its business in the United States, which commercial paper will mature within one hundred eighty (180) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s or “A-1” or better by Standard & Poors, (c) certificates of deposit and time deposits maturing within three hundred sixty-five (365) days of the date of purchase and issued by (i) any United States national or state bank having capital and surplus totaling more than $500,000,000, or (ii) any bank whose short-term commercial paper is rated “P-1” or better by Moody’s or “A-1” or better by Standard & Poors, (d) up to $100,000 per institution and up to $1,000,000 in the aggregate in (i) short-term obligations issued by any local commercial bank or trust company located in those areas where the Maker conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (ii) commercial bank-insured money market funds, or any combination of the types of investments described in this clause (d), and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 that are administered by reputable financial institutions having capital of at least $500,000,000 and

16344462.9                2

Exhibit T3C-2

the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d). “GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the United States accounting profession;
(b)    Maker shall have positive Operating Profit (hereinafter defined) for the twelve (12) months prior to the Prepayment Test Date. “Operating Profit” shall mean, for any period, determined on a consolidated basis in accordance with GAAP, the Net Income (hereinafter defined) of Maker for such period, plus, without duplication and to the extent deducted in determining Net Income of Maker for such period, depreciation, and amortization expense. “Net Income” shall mean, for any period, net income (or loss) of Maker and Maker’s consolidated subsidiaries for such period determined on a consolidated basis (without duplication) in accordance with GAAP;
(c)    None of Maker nor any subsidiary of Maker shall be in default, or shall by virtue of making such pre-payment become in default, in respect of any Senior Obligations (as defined below), except as consented to by NW Capital with respect to any Existing Senior Obligations (as defined in Section 6 below), or the holder of any Permitted Indebtedness (as defined below) with respect to such Permitted Indebtedness.
Maker will provide written notice to the Exchange Offering Indenture Trustee prior to any such Required Prepayment Date in accordance with the Exchange Offering Indenture and shall include therewith a certificate of an officer of Maker certifying that the conditions of clauses (a) and (b) have been satisfied.
As used herein, “Senior Obligations” shall mean:
(A)    the Indebtedness (as defined in Section 6 below) and other obligations of Maker and/or its subsidiaries under any of (i) that certain Loan Agreement, dated as of June 7, 2011, by and between Maker, as borrower, and NWRA Ventures I, LLC (“NW Capital”), as lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in a writing executed by the parties thereto, being hereinafter referred to as the “Loan Agreement”), (ii) any Loan Document (as defined in the Loan Agreement), (iii) that certain Rights Offering Trust Indenture, dated as of [________], 2014, by and among Maker and The Bank of New York Mellon, as indenture trustee (the “Rights Offering Indenture Trustee”) (the “Rights Offering Indenture”), (iv) the Rights Offering Indenture Note, dated as of [________], 2014, made by Maker in favor of those certain noteholders and issued pursuant to the Rights Offering Indenture, and (v) to the extent that all or any portion of the indebtedness governed by the Loan Agreement and/or the Rights Offering Indenture and/or the promissory notes and other loan documents delivered or entered into pursuant thereto is converted into Preferred

16344462.9                3

Exhibit T3C-2

Equity Shares (such term, as used throughout this Note, is defined in the Loan Agreement) of Maker in accordance with the terms thereof, such Preferred Equity Shares and that certain Certificate of Designations governing the rights of the holders of such Preferred Equity Shares (but excluding, for the avoidance of doubt, any such Preferred Equity Shares following conversion of same into common shares of Maker) (the obligations of Maker and/or any subsidiary of Maker arising under items (i), (ii), (iii), (iv), and (v) are collectively referred to as the “Existing Senior Obligations”); and
(B)    any other Permitted Indebtedness (as defined below), including any Permitted Indebtedness obtained in connection with the refinancing of the Existing Senior Obligations, that is senior in priority and right of payment to this Note.
3.    Notwithstanding anything to the contrary contained herein (including, without limitation, Section 2, Section 3, Section 5, and Section 8 hereof) or in the Exchange Offering Indenture, all rights of Payee and the Exchange Offering Indenture Trustee to receive payments in respect of this Note shall be subject and subordinate to the Existing Senior Obligations and collaterally assigned to NW Capital, as set forth in that certain Agreement dated as of [_____________], 2014, by and between the Exchange Offering Indenture Trustee and NW Capital, on behalf of itself and the Rights Offering Indenture Trustee (the “Agreement”) for so long as such Agreement is in effect. Moreover, by acceptance of a Note or beneficial interest therein, each Noteholder agrees to the provisions of Section 8.15 of the Exchange Offering Indenture and Section 22 hereof and the rights of the Noteholders to receive payments in respect of this Note shall be subject to such agreement. The Agreement provides, among other things, that in no event shall any of the Indebtedness represented by this Note or the other promissory notes issued pursuant to the Exchange Offering Indenture be paid unless and until all Indebtedness owing by Maker in respect of the Existing Senior Obligations has been paid in full, except only that as long as no default exists in respect of the Existing Senior Obligations and other conditions set forth in Section 4(c) of the Agreement are satisfied, Payee and/or the Exchange Offering Indenture Trustee may receive regularly scheduled payments of Interest at the Interest Rate on each Quarterly Payment Date in accordance herewith along with any late payment charges and interest at the Default Rate (as defined in Section 8 below) and provided further that, so long as no default exists in respect of any Existing Senior Obligations and the conditions of Section 2 are satisfied, Payee and/or the Exchange Offering Indenture Trustee may receive the prepayment contemplated in Section 2 hereof. Notwithstanding anything to the contrary contained herein (including without limitation Section 2, Section 3, Section 5 and Section 8 hereof) or in the Exchange Offer Indenture, all rights of Payee and the Exchange Offering Indenture Trustee to receive payments in respect of this Note shall also be subject and subordinate to the Permitted Indebtedness in addition to the Existing Senior Obligations on such terms as are agreed to by Maker and the holders of such Permitted Indebtedness at the time of issuance thereof, including as provided in any Replacement Agreement (as defined in the Exchange Offering Indenture). Unless otherwise provided in or with respect to any Existing Permitted Indebtedness (as defined in Section 6 below), the Indebtedness represented by this Note may not be paid (a) in any liquidation, dissolution or similar proceeding until the Existing Permitted Indebtedness is paid in full or (b) if and for so long as any such Existing Permitted Indebtedness is in default and the maturity of such Existing Permitted Indebtedness has been accelerated and

16344462.9                4

Exhibit T3C-2

thereafter until the payment of such Indebtedness in full or cure or waiver of any such default. Maker will advise the Exchange Offering Indenture Trustee in writing at any time that the provisions of any Permitted Indebtedness restrict any payments in respect of this Note.
4.    So long as the Existing Senior Obligations have been paid in full, and no default shall have occurred and be continuing under any then existing Permitted Indebtedness, except as consented to by the holder of such Permitted Indebtedness, Maker may elect to repay the unpaid Exchange Offering Principal Balance of this Note at any time in whole or in part (an “Optional Prepayment”); provided, however, that if Maker shall so elect to make an Optional Prepayment, then Maker shall deliver to Exchange Offering Indenture Trustee, not less than five (5) Business Days’ prior written irrevocable notice specifying the date of such Optional Prepayment (each such day, a “Prepayment Date”). On or prior to the Prepayment Date, Maker shall pay (i) the unpaid Exchange Offering Principal Balance or portion thereof and an amount equal to the sum of: (ii) all accrued and unpaid Interest thereon to the Prepayment Date, and (iii) all other sums of any nature then payable pursuant to the provisions of this Note with respect thereto (items (i), (ii) and (iii) are collectively referred to herein as the “Prepayment Amount”). Any notice of Optional Prepayment shall be accompanied by an officer’s certificate of Maker, certifying that the Existing Senior Obligations have been paid in full and that no default shall have occurred and be continuing under any then existing Permitted Indebtedness, unless otherwise consented to by the holder of such Permitted Indebtedness. If Maker delivers a notice of Optional Prepayment in accordance with this paragraph, the Prepayment Amount shall be due and payable on the Prepayment Date, and any failure by Maker to effect such prepayment on the date specified in any such irrevocable notice shall, for all purposes, constitute a Default (hereinafter defined in Section 5 below). Maker shall pay to Payee contemporaneously with, and as a condition precedent to Payee being obligated to accept, any such prepayment of the Exchange Offering Principal Balance, the full Prepayment Amount. The Prepayment Amount to be paid pursuant to this Section 4 shall be paid to the Exchange Offering Indenture Trustee in Federal funds or other immediately available funds. If an Optional Prepayment is effected subsequent to 2 p.m., New York City time, such prepayment shall be deemed to have been made on the next occurring Business Day, in which case Payee shall be entitled to receive interest on the Exchange Offering Principal Balance at the Interest Rate for each day to, but not including, such next occurring Business Day. Payee shall in no event or under any circumstances be obligated to accept any prepayment of the Exchange Offering Principal Balance unless it is accompanied by the full Prepayment Amount.
5.    The entire unpaid Exchange Offering Principal Balance, together with all accrued and unpaid interest thereon, plus all other sums of any nature then payable pursuant to the provisions of this Note with respect thereto, may be declared due and payable at any time upon the occurrence of a Default in accordance with and subject to the Exchange Offering Indenture. The term “Default” shall mean:
(a)    the failure to pay Interest on any Quarterly Payment Date; provided, that, Exchange Offering Indenture Trustee shall deliver to Maker written notice of Maker’s failure to make such payment, and Maker shall not be in Default hereunder if Maker cures such payment default on or before the immediately following Quarterly Payment Date;

16344462.9                5

Exhibit T3C-2

(b)    subject to satisfaction of the conditions precedent in Section 2, the failure to make the prepayment as required on the Required Prepayment Date;
(c)    subject to satisfaction of the conditions precedent in Section 3, the failure to pay the Prepayment Amount when due;
(d)    failure to pay the entire unpaid portion of the Exchange Offering Principal Balance together with all interest accrued and unpaid thereon at the Interest Rate and all other sums due under this Note on the Stated Maturity Date;
(e)    if a receiver, liquidator, or trustee shall be appointed for Maker or if Maker shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization, or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Maker, or if any proceeding for the dissolution or liquidation of Maker shall be instituted; provided, however, if such appointment, adjudication, petition, or proceeding was involuntary and not consented to by Maker, upon the same not being discharged, stayed, or dismissed within one hundred twenty (120) days following its filing;
(f)    if Maker shall make an assignment for the benefit of creditors; or
(g)    if Maker attempts to assign its obligations under this Note in contravention of the terms hereof.
6.    Maker shall not incur any Indebtedness (hereinafter defined) that is senior to the Notes other than Permitted Indebtedness (hereinafter defined). “Permitted Indebtedness” shall mean (x) the Existing Senior Obligations, (y) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight drafts) drawn against insufficient funds in the ordinary course of business; provided, that, such Indebtedness as described in this subsection (y) is extinguished within five (5) calendar days of incurrence thereof, and (z) any Indebtedness incurred by Maker in which (i) the amount of the net worth of Maker as calculated in accordance with GAAP after the incurrence of such Indebtedness would be greater than the product of (A) two (2), multiplied by (B) the amount of the Indebtedness evidenced by this Note and the other outstanding promissory notes issued by Maker pursuant to the Exchange Offering Indenture, and (ii) such Indebtedness does not prohibit a repayment of the Exchange Offering Principal Balance in accordance with the terms of this Note; provided, however, such Indebtedness may provide for customary lender protections such as requiring that Maker and its subsidiaries satisfy tangible net worth, debt service coverage, and liquidity requirements prior to and/or after giving effect to any such repayment of the Exchange Offering Principal Balance. Indebtedness in addition to the Existing Senior Obligations outstanding on the date of the issuance of this Note will be deemed to be Permitted Indebtedness in addition to the Existing Senior Obligations hereunder (“Existing Permitted Indebtedness”). “Indebtedness” shall mean, without duplication: (i) all indebtedness of Maker for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which Maker or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which Maker would be liable if such amounts were advanced thereunder, (iii) all amounts

16344462.9                6

Exhibit T3C-2

required to be paid by Maker as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by Maker, directly or indirectly, (v) all obligations under leases that constitute capital leases for which Maker is liable, and (vi) all obligations of Maker under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which Maker is liable or its assets are liable, whether Maker (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations Maker otherwise assures a creditor against loss.
7.    Interest on the Exchange Offering Principal Balance calculated in the manner set forth above in this Note shall be paid directly by Maker to Exchange Offering Indenture Trustee in trust for the benefit of Payee in funds settled through the New York City Clearing House Interbank Payment System or other funds immediately available to Payee by 2:00 p.m., New York City time, on the due date thereof, by deposit to __________________________ or such other account as Exchange Offering Indenture Trustee shall designate from time to time by written notice to Maker given not less than five (5) Business Days prior to the next scheduled interest payment date. Each other payment required to be made under this Note shall be made on the due date thereof, in the manner and at the time and place provided in the immediately preceding sentence. Payments received after 2:00 p.m., New York City time, shall be deemed to have been received on the next Business Day. Whenever any payments under this Note or the Exchange Offering Indenture shall be stated to be due on a day that is not a Business Day and an alternative payment date is not otherwise provided for, such payment shall be made on the immediately preceding Business Day.
8.    Subject to the provisions of this Section 8 hereinafter set forth, if any installment of Interest payable under this Note remains unpaid for two consecutive Quarterly Payment Dates, upon the payment in full of such amount by Maker, Maker shall pay to Payee a one-time additional amount equal to five percent (5%) of such unpaid installment or sum as a late payment charge. Payment of late payment charges pursuant to this Section 8 or of interest at the Default Rate (as defined below) shall under no circumstance be deemed a substitute for timely payment in full of all principal, interest, and other sums that may or shall become payable under this Note hereunder or be deemed to cure any default by Maker unless in each case such payment also includes all other amounts otherwise then overdue. No acceptance by Payee of any payment in respect of a late payment charge or interest at the Default Rate (hereinafter defined) shall in any event be deemed a waiver by Exchange Offering Indenture Trustee or Payee of any of the rights and remedies available to Exchange Offering Indenture Trustee and/or Payee at law or in equity upon a Default under this Note. The term “Default Rate” shall mean a rate per annum equal to two percent (2%) plus the Interest Rate. The Default Rate shall be calculated on the basis of the actual number of days elapsed over a 360 day calendar year.
9.    In addition to any late payment charge that may be due under this Note, if there is a Default hereunder, or if the Exchange Offering Principal Balance is not paid in full on the Stated Maturity Date, Maker shall thereafter pay interest on the then entire outstanding Exchange Offering Principal Balance (inclusive of any outstanding late payment charges due pursuant to Section 8 above) from the date of such Default or the Stated Maturity Date, as the case may be, until the date the Exchange Offering Principal Balance plus all late payment changes is paid in full, at the Default Rate.

16344462.9                7

Exhibit T3C-2

10.    Maker hereby waives presentment and demand for payment, notice of dishonor, protest, and notice of protest of this Note. If any payment under this Note is not made when due, Maker agrees to pay to the Exchange Offering Trustee all reasonable, documented, out-of-pocket costs of collection when incurred, including reasonable attorneys’ fees of Exchange Offering Indenture Trustee (which costs shall be added to the amount due under this Note and shall be receivable therewith). Maker agrees to perform and comply with each of the terms, covenants, and provisions contained in this Note and the Exchange Offering Indenture on the part of Maker to be observed or performed. No extension of time for payment of this Note, or any installment hereof, and no alteration, amendment, or waiver of any provision of this Note or the Exchange Offering Indenture made by agreement between Payee and any other person or party shall release, discharge, modify, change, or affect the liability of Maker under this Note or the Exchange Offering Indenture except as otherwise provided herein.
11.    This Note is subject to the express condition that at no time shall Maker be obligated or required to pay interest on the Exchange Offering Principal Balance at a rate that could subject Payee to either civil or criminal liability as a result of being in excess of the maximum rate that Maker is permitted by law to contract or agree to pay. If, by the terms of this Note, Maker is at any time required or obligated to pay interest on the Exchange Offering Principal Balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the Exchange Offering Principal Balance.
12.    If Maker consists of more than one person, party, or entity, the obligations and liabilities of each such person, party, or entity under this Note shall constitute their joint and several obligations.
13.    The terms of this Note shall be governed by and construed under the laws of the State of New York without regard to principles of conflict of laws.
14.    This Note may only be modified, amended, changed, or terminated by an agreement in writing signed by Exchange Offering Indenture Trustee and Maker, and subject to the Exchange Offering Indenture and Agreement, as applicable. No waiver of any term, covenant, or provision of this Note shall be effective unless given in writing by Exchange Offering Indenture Trustee in accordance with the Exchange Offering Indenture and the Agreement, as applicable, and if so given by Exchange Offering Indenture Trustee shall only be effective for the specific instance in which given.
15.    Maker acknowledges that this Note and Maker’s obligations under this Note are, and shall at all times continue to be, absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever that might otherwise constitute a defense to this Note and the obligations of Maker under this Note or the obligations of any other person or party relating to this Note or the obligations of Maker hereunder or otherwise with respect to the Note, except as enforceability may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and by

16344462.9                8

Exhibit T3C-2

general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Maker absolutely, unconditionally, and irrevocably waives any and all right to assert any defense, setoff, counterclaim, or crossclaim of any nature whatsoever with respect to this Note or the obligations of Maker under this Note or the obligations of any other person or party relating to this Note or the obligations of Maker hereunder or otherwise with respect to the Note in any action, case or proceeding brought by any of Exchange Offering Indenture Trustee to collect the Exchange Offering Principal Balance, or any portion thereof. Maker acknowledges that no oral or other agreements, understandings, representations, or warranties exist with respect to this Note or with respect to the obligations of Maker under this Note, except those specifically set forth in this Note, the Exchange Offering Indenture, and the Agreement, and that this Note, the Exchange Offering Indenture, and the Agreement set forth the entire agreement and understanding of Exchange Offering Indenture Trustee and Maker.
16.    No delay in exercising any right or remedy under this Note or the Exchange Offering Indenture or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on Maker shall be deemed to be a waiver of the obligation of Maker to take further action without further notice or demand as provided in this Note and the Exchange Offering Indenture.
17.    If Maker does not maintain a place of business in New York City, Maker shall appoint an agent for service of process (or notice of motion or other application to any court) in New York City and will give prompt notice to Exchange Offering Indenture Trustee of the name and address of any such agent appointed by Maker. Maker further agrees that the failure of Maker’s agent for service of process to give Maker notice of any service of process will not impair or affect the validity of such service or of any judgment based thereon. If, despite the foregoing, there is for any reason no agent for service of process on Maker available to be served and if at that time Maker has no place of business in New York City, then Maker irrevocably consents to service of process (or notice of motion or other application to any court) at the last known address of Maker, whether such address be within or without the jurisdiction of any such court. Maker agrees to submit to personal jurisdiction in the State of New York in any action, case, or proceeding arising out of this Note or the Exchange Offering Indenture and, in furtherance of such agreement, Maker hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over Maker in any such action, case, or proceeding may be obtained within or without the jurisdiction of any court located in New York by service of process in the manner described above. Maker also agrees that the venue of any litigation arising in connection with the Exchange Offering Principal Balance or in respect of any of the obligations of Maker under this Note or the Exchange Offering Indenture shall, to the extent permitted by law, be in New York County.
18.    Maker (and the undersigned representative(s) of Maker, if any) represent that Maker has full power, authority, and legal right to execute and deliver this Note and that this Note constitutes the valid and binding obligations of Maker, except as enforceability may be limited by anti-deficiency laws or bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

16344462.9                9

Exhibit T3C-2

19.    MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND EXCHANGE OFFERING INDENTURE TRUSTEE BY ITS ACCEPTANCE OF THIS NOTE IRREVOCABLY AND UNCONDITIONALLY WAIVES, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CASE, PROCEEDING, SUIT, OR COUNTERCLAIM ARISING IN CONNECTION WITH, OUT OF OR OTHERWISE RELATING TO THIS NOTE OR THE INDENTURE.
20.    Whenever used, the singular number shall include the plural, the plural the singular, and the words “Exchange Offering Indenture Trustee” and “Maker” shall include their respective successors and assigns, provided, however, that Maker shall in no event or under any circumstance have the right without obtaining the prior written consent of Exchange Offering Indenture Trustee in its discretion to assign or transfer Maker’s obligations under this Note or the Exchange Offering Indenture, in whole or in part, to any other person, party, or entity.
21.    Wherever, pursuant to this Note, Exchange Offering Indenture Trustee exercises any right given to Exchange Offering Indenture Trustee to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to Exchange Offering Indenture Trustee, the decision of Exchange Offering Indenture Trustee to consent or not consent, or to approve or disapprove, or to decide that arrangements or terms are satisfactory or not satisfactory, shall be, subject to the provisions of the Exchange Offering Indenture, in the sole and absolute discretion of Exchange Offering Indenture Trustee and shall be final and conclusive absent manifest error.
22.    By acceptance of this Note or beneficial interest herein, each Noteholder (a) agrees to the terms and conditions of this Note and the Agreement or any Replacement Agreement or any Replacement Agreement, (b) authorizes and directs the Exchange Offering Indenture Trustee to enter into the Agreement or any Replacement Agreement and (c) agrees to be bound by the acknowledgements, agreements, assignments, charges, grants, pledges and representations contained in the Agreement or any Replacement Agreement stated to be made by each Holder. All rights, privileges, protections, immunities and benefits given to the Exchange Offering Indenture Trustee under the Exchange Offering Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Exchange Offering Indenture Trustee acting under the Indenture and in connection with this Note and the Agreement or any Replacement Agreement, including the Exchange Offering Indenture Trustee’s compliance with the Noteholders’ foregoing authorizations.
[SIGNATURE PAGE FOLLOWS]

16344462.9                10

Exhibit T3C-2

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.
IMH FINANCIAL CORPORATION
By: ________________________________
Name: _________________________
Title: _________________________
TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is the Note described in the within-named Indenture.
____________________________, as Trustee

By:

16344462.9                11